Exhibit 99.1
PROS Holdings Inc.
Transcript of Investor Teleconference
August 5, 2010
Operator
Good day ladies and gentlemen and welcome to the Second Quarter 2010 PROS Holdings, Incorporated Earnings Conference Call. (Operator Instructions). I would now like to turn the presentation over to your host for today’s conference, Mr. Charlie Murphy, Executive Vice President and CFO. Please proceed sir.
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Thank you operator. Good afternoon everyone and thank you for joining us today for the PROS Holdings financial results conference call for the second quarter of 2010. I am Charlie Murphy, I’m the Company’s Chief Financial Officer. Joining me on today’s call is Bert Winemiller, our Chairman and Chief Executive Officer. In today’s conference call, Bert will provide a commentary on the highlights for the second quarter of 2010 and then I will provide the review of the financial results and our outlook before we open up the call to questions.
Before beginning, we must caution you that today’s remarks in this discussion, including statements made during the question-and-answer session, contain forward-looking statements. These statements are subject to numerous and important factors, risks, and uncertainties, which could cause actual results to differ from the results implied by these or other forward-looking statements. Also, these statements are based solely on the present information, and are subject to the risks and uncertainties that can cause actual results to differ materially from those projected in the forward-looking statements. Please refer to our Form 10-Q, Form 10-K and other filings with the SEC and the risk factors contained therein. Also, please note that a replay of today’s webcast will be available in the Investor Relations section of our website at www.PROSpricing.com.
I would also like to point out that the Company’s use of non-GAAP financial measures is explained in today’s earnings press release, and a full reconciliation between each non-GAAP measure and the most directly comparable GAAP measure is provided in the tables accompanying in the press release distributed earlier today, and can also be found on our website in the Investor Relations section. With that, I would like to turn the call over to Bert.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Thank you Charlie and thank you to those of you listening to our call. We continue to make great progress on our strategic initiatives that will position us to capitalize on the large long-term market opportunity for our high ROI enterprise pricing and margin optimization software products.
We are pleased with our financial performance in the second quarter of 2010, and especially with the number of new transactions we completed across a wide range of vertical markets and continued strong maintenance renewal rates. For the second quarter, we are reporting revenue of $17.8 million, which exceeded the high end of our guidance and was our third quarter of sequential revenue growth. Non-GAAP operating income was $2 million for the second quarter which achieved the high end of our guidance while continuing investments in our products, sales and marketing, and partner initiatives.

PROS is a global company with revenue diversified across geographies and our target industry sectors. Revenue that came from outside the US represented 58% of the second quarter 2010 revenue and 57% of second quarter license and implementation revenue came from our target industry sectors of manufacturing, distribution and services.
During the second quarter we continued to invest in R&D and to expand our pricing partner ecosystem, including signing another formal global alliance agreement with a systems integrator. We also delivered a release of our Pricing Solution Suite with new science innovation, new user experience enhancements, new pricing features, enhanced industry solutions, and significant performance and scalability improvements. PROS continues to be focused on delivering industry leading pricing and margin optimization software solutions with fast time to value and high ROI for our customers.
Our fast time to value program allows our customers to identify millions of dollars of pricing profit opportunities in the first 30 days. A recent example of this is that we were able to install Scientific Analytics in less than 30 days and Price Optimizer and Deal Optimizer in five months for a Fortune 400 chemical manufacturer. This project also was an excellent example of our work with our system integration partners who worked jointly with PROS to install our products.
The high return on investment and fast time to value we provided for a leading office products distributor was recognized by a sister division in the service parts business. That division recently signed a license agreement for our Scientific Analytics and Price Optimizer products. This customer win adds to our growing list of blue-chip distributor and service parts companies and highlights our ability to cross-sell into additional divisions of existing customers.
PSS World Medical, Inc., a national distributor of medical products selected PROS as their pricing excellence partner in the second quarter and selected PROS Pricing Solution Suite to enhance their customer relationships and help meet profitability and performance goals. PROS Scientific Analytics will assist PSS World Medical’s sales team in accurately tailoring product offerings and scientifically calculated price points to each customer’s unique buying needs; PROS Price Optimizer will deliver accurate and timely price lists for multiple channels; and PROS Deal Optimizer will equip their sales team with real-time pricing and product recommendations to satisfy customer demands.
A Fortune 500 leading global producer of residential and commercial building materials has executed a contract for PROS Scientific Analytics, Price Optimizer, and Deal Optimizer products. They will use our discrete manufacturing solution to provide their customers with fast and accurate price quotes and increase revenue and margin by implementing targeted, scientifically determined segment-specific prices.
Another PROS milestone was achieved in the second quarter when Gartner rated PROS “Positive” overall in a report entitled “Vendor Rating — PROS,” authored by analyst Michael Dunne and published June 22, 2010. The report noted that “the business-to-business price optimization and management software market presents an emerging, compelling opportunity.” To be rated, companies must be determined by Gartner to be both a significant player in their space as well as in the overall IT vendor landscape. Companies are measured in each of the following key areas — strategy, financial, marketing, organization, product, technology, pricing structure, sales, and support.
We also continue to expand our partner ecosystem. Expanding our partnering program, while increasing our costs in the near term, will provide both greater visibility of the power of pricing software and greater worldwide scalability for customer implementations. We continue to increase the number of PROS certified personnel within the system integration community. Our partner ecosystem of global consulting system integrators which includes Accenture and Deloitte is expanding. We recently signed a formal global alliance agreement with L&T Infotech, which has deep domain expertise in the SAP, Oracle, and Microsoft platforms. L&T contributed to the successful implementation recently at a high-tech manufacturing customer of PROS.
We also continue to invest in people, product and processes to drive our science and product innovation and to increase our competitive advantage, as demonstrated by our continued heavy R&D investment which was at 28% of revenue for the second quarter 2010. Our investment in R&D is focused on improving our product suite’s scalability and integration with other enterprise systems, enhancing our industry-specific solutions to shorten time to value for our customers, and decreasing time-to-market for product enhancements.
We showcased the latest release of the PROS Pricing Solution Suite in several demonstrations at the PROS Chicago Pricing Executive Summit that was held in Chicago on July 27. The Discrete Manufacturing Solution demo highlighted how PROS Scientific Analytics and Price Optimizer manage large, complex price lists using scientifically determined segment-specific pricing methods to improve margins. Our Distribution Solution demo highlighted the importance of monitoring pricing guidance compliance throughout an organization as it is scientifically designed to empower sales representatives and sales managers to improve margins.
Our Process Manufacturing Solution demo highlighted how PROS helps manage customer-specific prices during mass price changes. PROS software solutions reduce the time to implement price changes while honoring customer-specific price agreements and identifies underperforming customers and makes specific recommendations to improve margins. The PROS Everywhere demo highlighted how our customers can get critical information where and when they need it as the power of PROS solutions can be accessed by sales representatives from a Blackberry, an iPhone, an iPad, or SalesForce.com to build deal quotes or get sales management approval. As a result, the sales rep quotes the right price for the right customer at the right time.
The PROS Chicago Pricing Executive Summit attendance was double what it was last year and the agenda included professional pricing practitioners from four PROS customers. Their presentations discussed the high return on investment achieved and the lessons learned from successful implementations. Other speakers included Mike Simonetto and John Norkus, Principals with Deloitte Consulting and Michael Dunne, Research VP, Business Apps and Products with Gartner. The Gartner presentation included how pricing impacts demand generation, sales, customer retention, and overall customer profitability as well as how trends in pricing technology innovation present compelling opportunities for acquiring superior insight, process improvement and management of customer relationships.
In summary, we have an experienced management team that we believe is focused on the right strategies and we will continue to invest appropriately to capitalize on what we believe is a compelling long-term market opportunity. We believe PROS is in a clear leadership position in areas that are the most important prospect buying criteria in our market such as vendor viability, maturity and scale, pricing science and process expertise, product architecture and integration, and professional services and support. Our recent financial performance and near-term expectations make us incrementally more confident in our ability to capitalize on our long-term market opportunity.
In the remainder of 2010 we intend to continue to make strategic investments while maintaining our historical track record of 11 years of non-GAAP profitability and positive cash flow. With a strong balance sheet, we are in a unique position to invest in our products, processes, sales and marketing and other initiatives to improve our relative competitive position as the leading vendor in the pricing and margin optimization market.
We are pleased with our operating income and EPS for the second quarter and that our revenue increased sequentially. This achievement is the result of the hard work of over 350 smart, dedicated people doing great things to bring pricing excellence and high value to our customers. We continue to believe that with our market leadership position, PROS will be the pricing partner that companies turn to as market adoption increases and as prospects turn to PROS for help in setting and executing optimal pricing strategies using science-based software products. Now let me turn the call over to Charlie so that he can provide you with a review of our financial results and our outlook for the third quarter of 2010.
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Thanks Bert. PROS had a solid second quarter. I will begin with a review of our financial results for the quarter ended June 30, 2010. Then I will provide some commentary on the balance sheet and cash flow before providing financial guidance for the third quarter of 2010.

I will be discussing our financial results on a non-GAAP basis. Our earnings press release includes a full GAAP to non-GAAP reconciliation which can be found on our website in the Investor Relations section.
As Bert stated, we are pleased with our performance in the second quarter, as revenue of $17.8 million exceeded the high end of our revenue guidance. Second quarter revenue was also an increase over first quarter revenue of $17.3 million, representing our third in a row of sequential revenue growth. We are also pleased that total revenue increased 3% as compared to the second quarter in 2009. This is our first year-over-year increase since the first quarter of 2009. Operating income as a percentage of revenue was 11.5%, and we continue to have a strong balance sheet with cash at $60.8 million, no debt and a solid working capital position. In addition, earnings per share of $0.05 achieved the high end of the range which was $0.04 to $0.05 per share.
While our 2Q revenue was above the high end of our guidance, our recent sales momentum is not fully reflected in our year-over-year revenue growth due to the lag between contract signing and the recognition of revenue. In accordance with our revenue recognition policy, PROS generally does not recognize any revenue at contract signing. License and implementation fees are bundled together and the revenue is generally recognized on a percentage of completion basis over the implementation period. We do have certain implementation projects where revenue is deferred as a result of specific contractual terms. With the number of active implementations in a quarter and our high maintenance renewal rate, we have good visibility into near-term revenue.
Maintenance revenue increased approximately $1.3 million or 21% from the second quarter of 2009. We are pleased that our maintenance renewal rate continues to be in the mid-90% range.
Our total revenue continues to be diversified geographically and spread across our five target industry sectors. For the quarter, international revenue was approximately 58% and as in the past 98% of our airline revenue continues to be from outside the United States. While the number of deals in any quarter continues to vary, we are pleased with our sales performance for the first half, with an increase in license deals compared to last year.
On a non-GAAP basis, gross profit was $13.3 million for the second quarter of 2010, yielding gross margins of 74.6%, consistent with our gross margin experience. Overall, we are pleased with our gross margins. As we have indicated in the past, license and implementation gross margins may vary from period to period depending on factors such as the amount of implementation services required to deploy our products relative to the total contract value.
Total non-GAAP operating expenses were $11.3 million, an increase of $2.1 million from a year ago, with the increase principally in sales and marketing expenses of $1.3 million. R&D expenses as a percentage of revenue continues in the mid to upper 20% range and was 28% in this quarter. Our spending in sales and marketing and R&D is in accordance with our planned strategic initiatives to continue to invest for long-term growth.
Non-GAAP operating income was $2 million for the quarter with non-GAAP operating margins of 11.5%, which achieved the high end of our guidance. This compares to second quarter of 2009 operating income of $3.5 million and operating margins of 20%, with the year-over-year decrease resulting from planned investments in our long-term growth.
Interest income for the quarter was $18,000, down from a year ago due to lower interest rates, despite higher cash balances. We expect future interest income levels to remain similar to Q2 levels for the foreseeable future even though our cash balances may improve, given how small current interest rate levels are. We did have a small loss on foreign exchange of approximately $100,000 during the second quarter, with a year-to-date foreign exchange loss of approximately $200,000.
Non-GAAP net income was $1.4 million for the quarter compared to non-GAAP income of $2.5 million for the second quarter of 2009. Our non-GAAP earnings per share was $0.05, at the high end of our guidance for the quarter.
For the quarter, our GAAP loss from operations was $1 million, which included $2 million in stock-based compensation expense and $1 million in litigation costs. Net loss in the quarter was $600,000, or a $0.02 loss per share, which was lower than our guided range of $0.03 to $0.04 loss per share. This compares to net income of $1.5 million, or $0.06 per share in the second quarter of 2009.
We had a GAAP effective tax benefit of approximately 34% in the second quarter compared to an effective tax expense of approximately 28% in the second quarter of 2009. 2009 also included the benefit of the research and experimentation credit. The 34% tax benefit in the second quarter of 2010 resulted from GAAP losses in the quarter that include expenses for non-cash stock-based compensation and litigation expenses, which are excluded from our non-GAAP operating results. Our GAAP effective tax rate for 2010 can be highly variable given the relationship of GAAP income or loss to our federal tax expense or benefit and state and foreign tax expenses. For example, our estimated GAAP tax rate for the third quarter is a benefit of 23% compared to a benefit of 34% in the second quarter.
Our effective federal tax rate historically has been lower than the federal statutory rate of 34% largely due to the application of research and experimentation tax credits. Congress recessed for 2009 without extending the research and experimentation tax credit which expired on December 31, 2009. If the credit is reinstated during 2010, as we expect, and if it is retroactive to the beginning of the year, as has been the case in the past, then we will make a cumulative adjustment in 2010 in the quarter in which the tax credit is reinstated as we did in 2008. If the credit is reinstated, the pro forma non-GAAP tax rate would be approximately 31% for 2010. If it is not extended, our effective non-GAAP tax rate is estimated to be approximately 36% for the year. For the third quarter, we do not expect the R&E credit to have a significant impact on our non-GAAP earnings.
Now moving to key balance sheet items. Total deferred revenue at the end of the quarter was $21.9 million, an increase of approximately $5.3 million from the beginning of the year. Deferred revenue is not tied to total contract value and therefore is not a meaningful forward indicator of financial performance.
We had positive cash flow from operations for the quarter of $400,000. Trade accounts receivable at the end of the quarter was $18.7 million, up from $17.3 million at the first quarter of 2010. Trade accounts receivables days sales outstanding were approximately 65 days, which is in line with our historical average. Cash flow, accounts receivable balances, and deferred revenue can vary in a quarter based on, among other things, the timing of collections and invoicing of milestone billings under our contracts. Head count at the end of the quarter was 391, compared to 396 at the end of March.
Before I turn to our guidance for the third quarter, let me provide you with some additional information. While we expect our past history of variability in sales from period to period will continue, we are pleased with our sales trends for the first half of the year. Interest levels in our pricing and revenue optimization solutions remain very high, and we continue to benefit from our diversification across many industries and geographies.
Positive sales trends make us incrementally more optimistic than we have been throughout 2009. While customer interest has been high throughout the economic downturn, more stringent budgets made it harder for companies to acquire our big-ticket technology despite its high ROI. As mentioned previously, contract negotiations have been challenging with complex terms that, in some instances, have affected the timing of revenue recognition. Due to the nature of these transactions, revenue is deferred in some instances until after the implementation is completed, rather than recognized over the implementation period on a percentage of completion basis, as most of our contracts are recognized. The result of this is we are able to close business more easily, and while revenue recognition is deferred, these arrangements do provide revenue over a period of time and should support longer-term revenue growth. Previously, we commented on our willingness to be flexible with contract terms including term licenses, which helped to close deals. In past quarters we have closed term license deals, however, it appears the general preference of our customers is perpetual license contracts.
We continue to make investments in products, sales and marketing initiatives, and our partnering program that we believe are important to position us to capture longer-term market opportunities. For Q2, the costs associated with our partnering program had a minor impact on our gross margins. In the third quarter the impact is likely to approximate a two-point reduction in gross margins, likely partially offset by higher revenues. We plan on resuming planned compensation increases, likely in the fourth quarter, and this will contribute to the increase in overall expenses.

We continue to believe the overall increase in spending is the right thing to do and this strategy continues to guide management decisions. Estimated expenses assumed in the guidance we are providing for the third quarter is approximately $16.4 million. We believe these planned investments will help drive organic revenue growth. At the same time, our long-term growth could also be supported by acquisitions, considering our strong cash position of $60.8 million. While we have no specific activity to announce at this time, we have and will consider acquisitions that support our long-term objectives.
As I mentioned last quarter, we would commence incurring litigation costs in the second quarter. These costs were approximately $1 million in the quarter and we expect these costs to increase on a quarterly basis as we approach trial in the first quarter of 2011. In the second quarter, this expense had a $0.02 per share impact on our GAAP net loss. We believe the customer’s attempted termination of the contract is wrongful, and we are vigorously defending this matter and seeking payment of remaining amounts owed under the contract. Given the inherent uncertainties in any litigation, we are unable to make any predictions as to the ultimate outcome and no provision for loss or other costs has been recorded. We have approximately $4.9 million in other current liabilities on the balance sheet related primarily to deferred revenue on this contract. This amount will remain on the balance sheet until this matter is resolved.
With that backdrop, let me turn to our outlook. For the third quarter, we are anticipating our fourth quarter of sequential revenue growth and growth in license and implementation revenue, with total revenue in the range of $18.2 million to $18.6 million compared to $17.8 million in the second quarter. At the midpoint of our guidance, the revenue increase over last year’s third quarter revenue of $16.5 million would be approximately 11%. We are projecting non-GAAP operating income of $1.8 to $2.2 million and we are anticipating non-GAAP earnings per share of $0.04 to $0.05 based on an estimated weighted average of 26.7 million shares outstanding and an estimated non-GAAP tax rate of 36%, assuming the research and experimentation credit is not reinstated retroactively to January 1, 2010 by the end of the quarter.
The company is projecting a GAAP loss from operations of 800,000 to $1.2 million and a GAAP loss per share of $0.02 to $0.03 using a 23% tax benefit rate. Non-GAAP operating income and net income for the third quarter excludes estimated non-cash stock-based compensation expense of approximately $1.6 million and litigation expenses of approximately $1.4 million.
While there is work to be done for the remainder of 2010, we are pleased that 2010 is shaping up to show a return to revenue growth. While there are no assurances that past performance can be continued, our experienced management team, the financial strength of the Company and our revenue recognition model helps us manage the Company profitably during difficult periods.
In summary, given the current economic environment, we are pleased to have exceeded the high end of our revenue guidance for the second quarter and based on our first half sales strength, that is not fully reflected in Q2 results, we are pleased with our outlook for the remainder of 2010. We continue to believe we are in a strong competitive position and with the continued growing awareness of the benefits of high ROI pricing optimization software, we remain confident that PROS has an attractive long-term growth opportunity and as the economy improves we believe we are effectively positioning the Company to take advantage of that opportunity. With that let me turn the call back to the operator so that we can take your questions.

QUESTION AND ANSWER
Operator
(Operator instructions). Your first question comes from the line of Tom Roderick with Stifel Nicolaus. Please proceed.
Tom Roderick - Stifel Nicolaus — Analyst
Hello gentlemen, good afternoon.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Hello.
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Good afternoon Tom.
Tom Roderick - Stifel Nicolaus — Analyst
So in looking at the solutions that you have out there, particularly if you go across vertical I was hoping you could comment on any trends you are seeing in the B to B world versus the B to C world, I guess that sort of breaks out the distinction between some of your more traditional customers and airlines and travel versus some of the newer customers in manufacturing and distribution. So as you comment on that, can you help us understand what you are seeing from customers with respect — are they in the B to B world pretty much looking exclusively at pricing? Or are you getting more interest across the full margin profile such that they are looking at inputs as well and really trying to do more on the cost side, not just the revenue and pricing optimization side?
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Yes Tom, you hit the key point. Traditionally in our travel and transportation space, the variable of costs associated with the transaction is very low. So you are optimizing revenue as opposed to margin. Obviously as you move into manufacturing, your variable cost of goods goes up and then when you move into distribution the cost of goods sold is very high.
So we are seeing a focus on margin optimization, price realization, looking at the cost to serve, all of the components of cost all the way down to a specific customer when we generate the margin waterfall, the pocket price and pocket margin. It is interesting, we always had costs in our travel and transportation models for our B to C customers like avoidable costs on car rental or denied boarding costs on airlines. But those costs are very small compared to the high cost of goods sold and cost to serve in the B to B market.
So obviously there’s a lot more focus on margin in manufacturing and distribution. And we are uniquely qualified not only to optimize the top line, the revenue line, but also to look at all of the cost factors and help a company to make sure they are delivering the right product, complementary products, substitutes, all of the things that you would want to do to take into account the cost of goods sold and drive optimal margin on every single transaction.

Tom Roderick - Stifel Nicolaus — Analyst
Great, thank you. And just following up on some of those newer verticals, as you look at the bookings what sounds like better bookings here in the second quarter and things seem to be picking up a little bit. If you look at the bookings for the quarter and then what you have in the pipeline for the back half of the year, can you give us some sort of dynamic in terms of are these new verticals really playing out and is there a magnitude of difference in the new verticals, manufacturing distribution services, over what you were seeing last year? And then Charlie just one last follow-up on that point as bookings recover here, you talk about revenue growing in the mid point at 11%. When can we look forward to seeing the license line grow on a year on year basis because obviously maintenance and support has been tremendous? Thank you.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Yes, Tom, let me take the first part of that. 57% of our second quarter license and implementation revenue came from the big market opportunity industry sectors of manufacturing, distribution and services. We are thrilled with the sales activity. We all know that during the recession those companies really focused on cost cutting, downsizing. Now there seems to be a pent up interest in pricing. And at our New York Stock Exchange pricing summit, our California pricing summit and most recently in Chicago, we saw tremendously increased attendance, a very sensitive new understanding about the power of pricing, awareness of what scientific price optimization can do to drive margins, and we are thrilled with the sales activity and we would say it is across the board. All of those industries, manufacturing, distribution and services are showing improved momentum and pent up demand.
Tom Roderick - Stifel Nicolaus — Analyst
Great. And Charlie, just on the license question?
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Sure. Yes absolutely Tom. You are absolutely right. The L&I line has not been growing as you commented. We see Q3 as the turning point and L&I starting to grow a bit in Q3 over Q2. And it’s part of the overall revenue growth that we are looking at. When you look at the high end of our guidance of $18.6 million, that has a nice uptick in the L&I line. You are correct, up until now any recovery we’ve had has been based on the strength of our recurring revenue model which has been the maintenance and our term licenses. Starting in Q3, we also expect to see an uptick in the L&I revenue growth.
Tom Roderick - Stifel Nicolaus — Analyst
Great.
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
We expect that to carry forward as the sales trends are indicating for the balance of the year.
Tom Roderick - Stifel Nicolaus — Analyst
Okay, thank you, I appreciate it.
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Okay.

Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Thank you, Tom.
Operator
Your next question comes from the line of John DiFucci from JP Morgan. Please proceed.
Dave Hafner - JP Morgan — Analyst
Hello thank you this is Dave for John, thank you for taking the question.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Hello Dave.
Dave Hafner - JP Morgan — Analyst
How are you guys doing? Just wanted to ask a related follow-up to Tom’s question. It does sound like bookings growth was healthy this quarter but with the lag between revenue and bookings and coupled with the investments you are making in growth, margins were down year-over-year in 2Q and it sounds like of course they are going to be that way next quarter. But as the revenue recognition starts to come through a bit and maybe — maybe not — take the foot off the gas a bit on the investment front, when can we see margins back in the high teens low 20’s range? Is that in the cards maybe in the midterm or maybe next year?
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
At a high-level we believe that now is the time to make strategic investments. When the going gets tough, the tough get going. And we made a strategic decision at the beginning of 2009 that we were not going to have layoffs, we were going to continue to invest in product and science and innovation. We were going to maintain our employee base of really smart, capable, experienced people. We were committed to customer success and customer satisfaction. And clearly in retrospect that was the right decision because the most recent release of both products are just outstanding in terms of the industry solutions, the user experience, new real-time integrated science. And all of the R&D investments that we have made over the last year and a half, if we had it to do over again we would do it in a second. We plan on continuing that. Second, in customer service and satisfaction, we are continuing to invest in ways that we can improve our time to value. We can continue to deliver the high return on investment. We are also investing in our partner ecosystem. And Dave what we would say is all of those things are strategically critical to success if you believe in the big market opportunities. Guess what? We believe more in that big opportunity, market opportunity, today than we ever have.
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Dave, this is Charlie. You are absolutely right you did say we put the expenses on focus this year. So Q1 — just to refresh everyone, Q1 total spending for the Company was $15.1 million. Q2 we went to $15.8 million, a rather fast ramp. Q3, if you look at the guidance we have given it is $16.4 million. So Dave, your point is well taken. We are spending and it’s for the reasons Bert just mentioned, with the emphasis on the big opportunity. And that is the trend and we expect to see that trend continuing through 2010. It is too early to comment on 2011, but the focus now certainly through 2010 is to get ourselves positioned to take care of the big market opportunity. We are pleased, we are saying based upon the guidance we provided for Q3, our return to a reasonable revenue growth will be about the midpoint Q3 of this year. If we achieve the guidance at the midpoint, it will be about 11% over Q3 of last year. So we are very pleased with that. We’re starting to see some momentum on the top line, but you should expect the momentum and the spending is going to continue for the balance of this year and then we will comment on next year later.

Dave Hafner - JP Morgan — Analyst
Sure and if I may just ask one quick follow-up. You do have a large proportion of international revenue with Europe being somewhat of a hot topic as far as what is going on there. And did you guys — can you comment on any trends you saw there? Any change in behavior at all out of Europe this quarter maybe?
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
I would say nothing that is discernible. We had a little bit more of an FX loss. We had a $100,000 loss in FX for the second quarter. That is all coming out of Europe. This year, so far we have had $200,000 of FX loss, last year we had $100,000 gain. Generally it is very modest for us but of course as you know Q2 is very volatile in the Euro markets throughout all of Q2. Other than the FX loss, I would say we haven’t discerned really any change in Europe over the last several months.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
And the strategic evaluation that we do about increasing awareness of the power of pricing, the discrete manufacturing process, manufacturing and distribution companies that meet our profile, we agree with Gartner and the other industry observers that are basically saying pricing optimization, margin optimization, science based software solutions are going to be critical to all those large companies both in Europe and in North America. And so far at our marketing events and the other kinds of activities that we have, in general the target market profile of companies that we would consider top products, the sales activity is high.
Dave Hafner - JP Morgan — Analyst
Great, thank you a lot.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Sure Dave.
Operator
Your next question comes from the line of Chad Bennett from Northland Capital Markets. Please proceed.
Ian Kell - Northland Securities — Analyst
Hello everyone this is Ian sitting in for Chad today.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Hello Ian.
Ian Kell - Northland Securities — Analyst
Maintenance this quarter obviously had a nice jump. Is there something happening there that I am missing? Any one time events or what went into that jump, that 21% growth?

Charlie Murphy - PROS Holdings, Inc — EVP, CFO
It is really no significant one time event really. What it is we get variability from quarter to quarter, but generally maintenance trends up a bit from one quarter to the next. Implementations that finished contributed to the growth of the maintenance. We were more successful I think recently in getting maintenance to start at contract signing, seeing more of those contracts, but nothing I would say that’s out of the usual.
Ian Kell - Northland Securities — Analyst
It looks like just based on the guidance and what you guys are seeing here for the rest of the year this should probably stay up above 21% here for the next couple of quarters anyway is that the correct thinking?
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
I think the thinking for next quarter anyway is we’d expect it to be up very modestly in the third quarter.
Ian Kell - Northland Securities — Analyst
Okay and then on the L&I too, I guess I see 5% to 7% L&I growth next quarter. Do you think we are at a point where — I know this is our first growth quarter here coming up.
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
That’s right.
Ian Kell - Northland Securities — Analyst
In a while implied. Do you think on the L&I side that we continue that momentum? Do you see that growth level going forward beyond Q3?
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Generally beyond Q3, based upon sales activity we’ve seen to date the answer would be yes. And we are not getting specific beyond Q3, but that is the general direction. We went into a trough as many companies did on the L&I side, during the recession, fortunately very good maintenance renewal rates, very good sustainability, the maintenance grew rather nicely throughout that period of time. Now we see the crossover of maintenance continuing to grow a bit modest in Q3 but the L&I picking up the slack. Does that help?
Ian Kell - Northland Securities — Analyst
Yes it does. On the integrator side, I think that’s the first time you’ve provided any color in terms of how it’s impacting gross margins or how it’s going to impact your next quarter, so thank you for that. There must be a lot more activity on that side now. What are you seeing with the system integrators? How active are you being and how many feet on the street do you have from there? Any color you can give there, that would help out.
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Yes I would say you are right, we are putting more emphasis on it because obviously it is the arbitrage between their costs which are higher than our costs but we are sensitive to that. At the same time the long-term endgame is that they will then bring us into more deals and hopefully sometime, not now, but sometime later we start to see an uptick on the L side for us, on the license side as they have opportunities to bring us into deals as the partnership strengthens. So that is generally the strategy and that’s why we are embarking on bringing SI’s in. I will say also it is going to provide us with the scalability as the market really starts to move. And the SI’s will be able to take us across geographical opportunities that we are not currently in today. Asia may be an example, so we are looking for the SI’s to help expand our reach on the implementation side, a bit of a hit in the margins, some pay back relative to reference-ability coming from these great third party partners and also the ability to help us expand as the market opportunity comes to us. Does that help?
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
The other key point on the partner ecosystem, we have communicated consistently in the past that this is the year of investment. What we would say — we just did our half-time review and in terms of system integrator personnel that are certified, we are way ahead of plan. In terms of percentage of implementation projects where we have system integration personnel on the team complementing the PROS personnel, we are ahead of plan. So we feel very good about the investment we are making in 2010 building out our partner ecosystem.
Ian Kell - Northland Securities — Analyst
And are you... you say you’re ahead of plan just in terms of the number of certified partners out there ... ?
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Certified actual people that have to come to PROS, go through our intense boot camp, intensive training program, and then pass tests and become certified. So they are actually able to be part of the implementation teams and be a productive team member. They can do configuration, they can help with the configuration verification workshops, they can help with training, they truly are certified and they have the same skill sets as a PROS professional services person even though they don’t have the same experience. So it is working great, we are very pleased.
Ian Kell - Northland Securities — Analyst
Sure. All right, good. And as you say it is going to impact gross margins next quarter by about two points, did I hear that correctly?
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
That is correct Chad.
Ian Kell - Northland Securities — Analyst
Okay. And did you give a Q4 number too?
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
No we didn’t. Ian, I’m sorry. No, we didn’t Ian but that is — again this is the strategy is to continue to invest. So we’re looking at investing in SI’s implementations, implementations with us throughout the rest of this year.
Ian Kell - Northland Securities — Analyst
Okay, great. Nice quarter guys, thank you. Thank you for taking the questions.

Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Thank you Ian.
Operator
Your next question comes from the line Harish Parwani from Jeffries. Please proceed.
Harish Parwani - Jefferies — Analyst
Hello this is Harish Parwani on behalf of Ross MacMillan. Just two quick questions. I was wondering if you could give some color on close rates during the quarter? And also if you could talk a little bit more about the competitive landscape and if you are seeing more of the bigger guys like SAP or more of you know the Zilliants and the Vendavos. Thank you.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
The — on a quarter to quarter basis we haven’t disclosed our bookings or close rates because these are long sales cycles and it varies a lot quarter to quarter. I think you can tell from our qualitative comments that we are very pleased with our results. Also, just the sales activity, the attendance at the pricing summits, webinars, sales meetings we are having is way up this year over last year. I think I mentioned that our Chicago attendance was double this year what it was last year. So a lot more activity and substantive maybe early stage activity in terms of the sales cycle. But very, very encouraging, so we are very pleased about that. What was the second part of your question, Harish?
Harish Parwani - Jefferies — Analyst
Just a little bit more on the competition.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
The landscape hasn’t changed. It has been consistent for a long period of time, the competitive set and shortlist are the same usual suspects that we have had in the past and they really — it really hasn’t changed and we don’t anticipate it changing in the near term.
Harish Parwani - Jefferies — Analyst
Okay, thank you a lot guys.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Sure, thank you.
Operator
Your next question comes from the line of Nabil Elsheshai from Pacific Crest Securities. Please proceed.

Nabil Elsheshai - Pacific Crest Securities — Analyst
Hello guys, thank you for taking my questions. I was wondering if you could talk a little bit about I guess deal size. In the quarter you guys have talked in the past about maybe trying out with some smaller configurations to get people on board either modularly or in terms of scope and then ramping that. So are you seeing those on-boarding efforts have success? What is that doing for deal sizes and what does that mean for installed base opportunities going forward?
Charlie Murphy - PROS Holdings, Inc — EVP, CFO
Sure, Nabil, this is Charlie. As far as the average ASP for our contracts it is actually — a little bit above the historical average for the company, generally we talk in the range of $1.8 million for the first six months of this year and for the second quarter was a little bit better than that. There is no overall shift, the initiative which we had expected we thought perhaps would be more of a modular approach, maybe start with one product, it hasn’t happened. It really didn’t happen throughout the recession. We have done more proof of values, the sales — we talked about long sales cycles. Part of the longer sales cycle is we’re spending more time showing our prospects the demonstrated value of our offerings and that could result in a four to six week proof of value. So we’ve been doing that. We were very flexible, we would have been willing to start with a product and have them scale but so far they are staying with the traditional model of 2.X products.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
We recognized that the buying behavior in the market potentially could change and we were prepared to be very flexible in structure of deal pricing, subscription term license, perpetual license and we basically would position it where we were neutral. And it was up to the buyer to determine what was the best approach and we saw a little bit of interest in subscription, probably last year in the depth of the recession. But I tell you it swung back to the traditional buying behavior that we saw back in 2004 through 2007 before we went public. That’s the buying behavior today in terms of structure of deal, how they want to pay, milestones, 2.2 products per deal. Once they recognize the power of pricing and the benefits of implementing Scientific Analytics, Price Optimizer and Deal Optimizer they don’t want to go half way. So we will continue to be responsive, we will continue to be flexible, but the most recent — the 2010 experience is very much identical to what we experienced up to the fourth quarter of 2008 when the economy took a big downturn.
Nabil Elsheshai - Pacific Crest Securities — Analyst
Okay, great, thank you. And then just to follow up on the partner side of things. You guys are obviously ramping in terms of skill set and man expertise. Are you at that point though where they’re generating opportunities for you? Is there either indirect revenue or influence in indirect revenue that is having an impact on at this point? Or is that something that will come later after you get them to ramp in terms of skill sets?
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
The whole strategy of working with them has been to focus on implementation, getting them certified, have them work on our teams where two thirds to 80% of the people on a team are PROS people and then a small percentage are their people, getting them totally confident and competent in the implementation process. We have done some joint marketing, they have presented at some of our summits. But neither side has anticipated that they would be a major lead generator for PROS in 2010. I will say that they have been good references for us in some sales situations because obviously they are very experienced and many of these partners have implemented pricing solutions for multiple vendors. So when they obviously are investing in PROS, preferring PROS, getting their people certified in PROS, it is a real testimonial that they have made their choice on the vendor that they want to do business with. So it’s on track but this is more a year of investment, getting them up to speed and then we want to turn the sales and marketing engine up to a higher gear in 2011.

Nabil Elsheshai - Pacific Crest Securities — Analyst
Are you at that point or do you anticipate getting to a point where they could implement the software without your help?
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Absolutely.
Nabil Elsheshai - Pacific Crest Securities — Analyst
Are they there now or do you think it will take a year or two to get there?
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
They are not there now. We have a short-term goal and we have a long-term goal with our major partners in our ecosystem and I would say every month we are making progress in that direction but we don’t see that happening in the near-term but that is clearly where we are headed.
Nabil Elsheshai - Pacific Crest Securities — Analyst
Great and then last question. On the acquisition front, I think this is the first time I remember you guys calling that out as a growth option at least on the call. So is that a new focus for you guys and are there any parameters that you can give us in terms of either size or type? Whether its technology buys or vertical expertise buys that you would be focused on?
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Yes that is a great point. What — I’d say we have been active over the last couple of years it is just that we didn’t get any visibility and there wasn’t any publicity about it. And what we did find is there were a couple of situations last year where we would have been interested in taking a look at an opportunity and we just weren’t considered as a potential acquirer. So we have been much more active in communicating with investment banks, merger and acquisition advisors that... We think there will be some consolidation in this category. And we want to be considered if there is anybody either directly involved or tangentially involved and we are prepared to be opportunistic, be very prudent and we will look at every deal on its merits whether it is a customer base extension, technology extension, whatever the value proposition might be. But we don’t have a specific agenda but we are going to be opportunistic and we want people to know that if they are aware of a potential consolidation acquisition opportunity, to please include us in the consideration set.
Nabil Elsheshai - Pacific Crest Securities — Analyst
Great that is very helpful, thank you guys for taking my questions.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Nabil, thank you very much.

Operator
There are no further questions at this time. This does conclude the question-and-answer portion of the call. I would now like to turn the call over to Bert Winemiller for closing remarks.
Bert Winemiller - PROS Holdings, Inc — Chairman, CEO, President
Thank you operator. In closing, we are pleased with our second quarter 2010 results. Our strategic plan is focused on enhancing our people, products and processes to capitalize on the large long-term market opportunity. PROS management team continues to focus on multiple initiatives to increase customer value realization through improvements in our product suite, science capabilities, and implementation processes. Our commitment to highest return on investment, fastest time to value, and lowest total cost of ownership has resulted in a much stronger Company today. Our product, science, quality, implementation process, innovation, sales and marketing, partner and influencer ecosystem and balance sheet are stronger than one year ago. We have the expertise and resources to continue to deliver innovative high ROI products to our customers. We believe the market for pricing and margin optimization software is still in the innovator early adopter stage and there are thousands of companies that would greatly benefit from our software. We are incrementally more confident that the market for pricing optimization software will evolve from the first mover/innovator stage to mainstream and that PROS is prepared to capitalize on that opportunity. So thank you very much. We appreciate you taking your valuable time to listen to PROS and get an update on our current results. Thank you. Goodbye.